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                                                 MERCANTILE
                                                       BANK
                                                     [LOGO]



                     AMENDED AND RESTATED

                     EMPLOYMENT AGREEMENT

                           BETWEEN

                MERCANTILE BANCORPORATION INC.

                             AND

                      THOMAS H. JACOBSEN




                   DATED: FEBRUARY 18, 1998







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
                                             TABLE OF CONTENTS


 1.         Definitions  ...............................................................................    1

            Change of Control
            Employment Period
            Good Cause Event
            Internal Revenue Code
            Permanent Disability
            Permitted Executive Resignation
            Permitted Mercantile Termination
            Subsidiary
            Termination Payment Period

 2.         Employment and Duties ......................................................................... 4

 3.         Compensation  ................................................................................  4

 4.         Term .........................................................................................  6

 5.         Permitted Mercantile Termination .............................................................  6

 6.         Termination of Benefits.......................................................................  6

 7.         Compensation in Event of Death or Permanent Disability  ......................................  13

 8.         Non-Competition Agreement  ...................................................................  14

 9.         Remedies......................................................................................  14

10.         Non-Waiver of Rights..........................................................................  14

11.         Invalidity of Provisions......................................................................  14

12.         Assignment....................................................................................  14

13.         Governing Law.................................................................................  15

14.         Amendments....................................................................................  15

15.         Notices.......................................................................................  15


                          EMPLOYMENT AGREEMENT



            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT
("Agreement") is made and entered into as of the 18th day of February, 1998, by and between Mercantile Bancorporation Inc. ("Mercantile"), a Missouri corporation, and Thomas H. Jacobsen ("Executive").

                            WITNESSETH THAT:

            WHEREAS, the Executive and Mercantile are parties to Employment Agreement dated as of February 23, 1989, and amended as of March 16, 1990, May 14, 1990, and July 31, 1994 (collectively, the "Prior Agreement");

            WHEREAS, Executive possesses executive skills and experience which Mercantile believes are of substantial value and importance to the success of Mercantile's business operations;

            WHEREAS, Mercantile wishes to derive continued benefits from the services of Executive in connection with the conduct of its business; and

            WHEREAS, Mercantile and Executive desire to amend and restate the Prior Agreement in accordance with the terms hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Prior Agreement is hereby amended and restated in its entirety to recite as follows:

            1.    DEFINITIONS. The following terms, as used herein, shall
                  -----------
have the following meanings:

            "CHANGE OF CONTROL" means:

                  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20 percent or more of either (i) the then outstanding shares of common stock of Mercantile (the "Outstanding Mercantile Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Mercantile entitled to vote generally in the election of directors (the "Outstanding Mercantile Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of
Control: (i) any acquisition directly from Mercantile (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by Mercantile, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mercantile or any corporation controlled by Mercantile, or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) or (iii) in subsection (c) of this definition are satisfied; or

                  (b) Individuals who, as of the date thereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Mercantile's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (c) Approval by the shareholders of Mercantile of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50 percent of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Mercantile Common Stock and Outstanding Mercantile Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Mercantile Common Stock and Outstanding Mercantile Voting Securities, as the case may be, (ii) no Person (excluding Mercantile, any employee benefit plan (or related trust) of Mercantile or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20 percent or more of the Outstanding Mercantile Common Stock or Outstanding Mercantile Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                  (d) Approval by the shareholders of Mercantile of (i) a complete liquidation or dissolution of Mercantile or (ii) the sale or other disposition of all or substantially all of the assets of Mercantile, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50 percent of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is


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then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Mercantile Common Stock and Outstanding Mercantile Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Mercantile Common Stock and Outstanding Mercantile Voting Securities, as the case may be, (B) no Person (excluding Mercantile and any employee benefit plan (or related trust) of Mercantile or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20 percent or more of the Outstanding Mercantile Common Stock or Outstanding Mercantile Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of Mercantile.

            "EMPLOYMENT PERIOD" means the period set forth in Section 4 hereof.

            "GOOD CAUSE EVENT" means (a) an act or acts of personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of Mercantile, (b) repeated violations by Executive of Executive's obligations under this Agreement which are demonstrably willful and deliberate on Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from Mercantile, or (c) the conviction of Executive of a felony involving moral turpitude.

            "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended. Where any provision of the Internal Revenue Code is specifically referred to, such reference shall be deemed to include any successor or similar provision.

            "PERMANENT DISABILITY" shall mean the total inability of Executive because of bodily injury or disease to carry out his duties as provided in Section 2 hereof for a period of six consecutive months.

            "PERMITTED EXECUTIVE RESIGNATION" shall mean any resignation by Executive which shall occur within 13 months after a Change of Control.

            "PERMITTED MERCANTILE TERMINATION" means a termination of this Agreement pursuant to or as permitted by the terms of Section 5 hereof.

            "SUBSIDIARY" means a corporation the majority of voting stock of which is owned by Mercantile, any Subsidiary of Mercantile or both.


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            "TERMINATION PAYMENT PERIOD" shall be the period from any
termination of Executive's employment for any reason other than Permitted Mercantile Termination to the expiration of the Employment Period.

            2.    EMPLOYMENT AND DUTIES. Mercantile hereby employs
                  ----------------------
Executive, and Executive agrees to serve Mercantile and its Subsidiaries, for and during the Employment Period as Chairman of the Board, President and Chief Executive Officer of Mercantile and its Subsidiary, Mercantile Bank National Association. During the Employment Period, Executive shall serve Mercantile and its Subsidiaries in such positions or in an executive position or positions of equivalent or greater responsibility and duties to which Executive may be appointed or elected, and Executive agrees to perform such duties consistent with such executive positions as may be assigned to him by the Board of Directors of Mercantile and shall devote substantially his full business time, attention and efforts to the business and affairs of Mercantile and its Subsidiaries. Executive shall not be required to serve in any position which requires Executive to change his residence from the greater metropolitan St. Louis, Missouri, area.

            3.    COMPENSATION. (a) As compensation for services
                  -------------
rendered hereunder by Executive, Mercantile will, during the Employment Period, pay or cause to be paid to Executive, and Executive agrees to accept, a base salary at an annual rate not less than $850,000 per annum in respect of Mercantile's 1998 fiscal year and in respect of each fiscal year thereafter at an annual rate not less than the annual base salary paid to Executive during the immediately preceding fiscal year of Mercantile (the "Annual Base Salary"). Payment of the Annual Base Salary shall be made in regular installments in accordance with Mercantile's usual paying practices but no less frequently than monthly. During the Employment Period, Executive's Annual Base Salary rate shall be reviewed by the Compensation and Management Development
Committee of the Board of Directors of Mercantile (the "Committee") not less often than once a year and increased by an amount commensurate with performance and competitive pay practices. After a Change of Control, Executive's Annual Base Salary shall be increased at any time or from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to the other most senior executive officers of Mercantile. In addition, Executive shall be entitled to annual incentive compensation (the "Annual Bonus") during the Employment
Period on terms to be established and approved by the Board of Directors of Mercantile or the Committee (which would target an Annual Bonus and stretch opportunity of not less than 150% of Executive's Annual Base Salary if the Committee determines that Mercantile's financial results meet or exceed stated objectives), it being understood and agreed that in no event shall such Annual Bonus after a Change of Control be less than the average Annual Bonus (annualized for any fiscal year in which Executive has been employed by Mercantile for less than twelve full months) paid or payable, including by reason of any deferral, to Executive by Mercantile in respect of the three most recent full fiscal years immediately preceding the fiscal year in which the Change of Control occurs (the "Recent Average Bonus").

                  (b) During the Employment Period, Executive shall also (i) be eligible to participate in all qualified and supplemental retirement, short and long-term disability,


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

medical, dental, basic and supplemental life insurance, profit sharing, employee stock ownership, incentive compensation, deferred compensation, savings, stock option, restricted stock, stock appreciation and similar type plans generally available, from time to time, to the most senior executive officers of Mercantile, and (ii) shall receive customary employee "fringe" benefits provided by Mercantile to its most senior executive officers, including vacation, automobile, lunch and country club dues and assessments and the like, in each case on at least as favorable a basis to Executive as are generally available to the most senior executive officers of Mercantile, but in no event on a basis less favorable than that provided to Executive as of the date hereof. Medical, dental and disability insurance coverages shall be provided from the inception of the Employment Period without exception for any pre-existing condition.

                  (c) In the event of the Permanent Disability of Executive during the Employment Period, Mercantile shall pay to Executive for the balance of the Employment Period the excess, if any, of Executive's annual salary rate then in effect over any payments made to Executive during the balance of the Employment Period pursuant to Section 7 of this Agreement.

                  (d) Mercantile will reimburse Executive for the reasonable out-of-pocket legal expenses incurred by Executive in connection with this Agreement.

                  (e) In addition to Annual Base Salary and Annual Bonus payable as provided in Section 3(a) hereof, if Executive remains employed with Mercantile or its affiliate companies through the first anniversary of a Change of Control or his employment is terminated other than as a result of a Permitted Mercantile Termination, Mercantile shall pay to Executive a special bonus (the "Special Bonus") in cash equal to the sum of (A) Executive's Annual Base Salary and the greater of (i) the Annual Bonus paid or payable, including by reason of any deferral, to Executive for the most recently completed fiscal year during the Employment Period, if any, and (ii) the Recent Average Bonus (such greater amount shall be hereinafter referred to as the "Highest Annual Bonus"). The Special Bonus shall be paid no later than 30 days following the first anniversary of the Change of Control.

                  (f) Except under the circumstances described in Section 6(d), the following provisions shall apply for the purposes of determining retirement benefits payable to Executive: (i) the provisions of the Mercantile Supplemental Retirement Plan as in effect on December 31, 1997, including the provisions of the Mercantile Retirement Plan in effect as of December 31, 1997, and incorporated therein (the "SERP"), shall continue to apply to Executive; and (ii) Executive shall receive credit for one year of Benefit Service (as defined in the Mercantile Retirement Plan and Trust as in effect on December 31, 1997 (the "Retirement Plan")) for the calendar year 1989, plus one and two tenths of a year of Benefit Service for each year of employment with Mercantile from 1990 through 1999, inclusive, such credit to be in addition to any years of Benefit Service which the Executive may earn under the terms of the Retirement Plan. For this purpose, Executive shall be deemed to have one year of employment with Mercantile for each calendar year in which the Executive performs at least 1,000 Hours of Service (as defined in the Retirement Plan). The maximum aggregate years of Benefit Service which may be credited under the SERP, including service credited pursuant to the provisions of this Section 3(f), shall be 28 years, assuming Executive performs at least 1,000 Hours of Service in each calendar year through and including 2004. After determining a benefit under the SERP taking account of the additional Benefit Service described in the immediately preceding sentences, such benefit shall be reduced by a percentage of the benefit receivable by the Executive or the Executive's beneficiary under the retirement plans of Barnett Banks, Inc. (as assumed by NationsBank Corporation), such percentage to be determined from the following table based upon the years of Benefit Service which Executive has under the Retirement Plan at the time of determination:



                  Years of Benefit Service            Offset Percentage
                  ------------------------            -----------------
                              0                               0.0
                              1                              10.0
                              2                              20.0
                              3                              30.0
                              4                              40.0
                              5                              50.0
                              6                              60.0
                              7                              53.3
                              8                              46.7
                              9                              40.0
                             10                              33.3
                             11                              26.7
                             12                              20.0
                             13                              13.3
                             14                               6.7
                             15                               0.0


            4.    TERM. Unless sooner terminated as a result of a
                  -----
Permitted Mercantile Termination or Permitted Executive Resignation, the term of employment hereunder shall be the period commencing on March 27, 1989, and terminating on October 31, 2004.

            5.    PERMITTED MERCANTILE TERMINATION. The Employment
                  ---------------------------------
Period and all obligations of Mercantile pursuant hereto, except those provided for in Section 7 hereof and except for accrued and unpaid benefits, shall be terminated upon the death of Executive or any resignation by Executive other than a Permitted Executive Resignation. The Employment Period and all obligations of Mercantile pursuant thereto, except those provided for in Sections 3(c) and 7 hereof, and except for accrued and unpaid benefits, may be terminated by Mercantile in the event of the Permanent Disability of Executive or the occurrence of a Good Cause Event.

            6.    TERMINATION BENEFITS. (a)  In the event that
                  ---------------------
Mercantile shall terminate the employment of Executive prior to a Change of Control during the Employment Period as a result of (x) Executive's failure to substantially meet stated performance standards, goals or


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

objectives (other than as a result of incapacity due to physical or mental conditions) or (y) the maintenance by Executive of his principal residence in a State in which Mercantile does not conduct a substantial portion of its business and where no sound business reason exists to support the maintenance of Executive's residence thereat (in each case, a "Performance Event"):

                        (i) Mercantile will continue the life insurance and comprehensive group medical and dental benefits provided Executive and his dependents pursuant to this Agreement for the succeeding thirty-six (36) month period or, if less, during the Termination Payment Period (or until Executive secures alternative employment providing comparable coverage, if sooner) at the level then in effect, or will provide Executive with a cash payment in the amount necessary for Executive to purchase equivalent insurance; and

                        (ii) Mercantile will pay to Executive a lump sum in cash within 30 days after the date of such termination in an amount equal to the sum of (1) Executive's Annual Base Salary through the date of termination to the extent not theretofore paid, and (2) the product of (x) the greater of
(i) the Annual Bonus paid or payable, including by reason of any deferral, to Executive by Mercantile for the fiscal year immediately preceding the fiscal year in which Executive's employment is terminated hereunder and (ii) the average annualized Annual Bonus paid or payable, including by reason of any deferral, to Executive by Mercantile in respect of the three most recent full fiscal years immediately preceding the fiscal year in which Executive's employment is terminated hereunder, excluding therefrom, in each case, as applicable, that portion thereof, if any, attributable to Executive's stretch opportunity, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, and (3) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                        (iii) Mercantile will pay to Executive each month for each of the next succeeding thirty-six (36) months or, if less, each month during the Termination Payment Period, an amount equal to the sum of one-twelfth of Executive's Annual Base Salary at the rate in effect at the date of termination, plus one-twelfth of the Annual Bonus amount computed in accordance with Section 6(a)(ii)(x) above, but excluding that portion thereof, if any, attributable to Executive's stretch opportunity.

                  (b) In the event that Mercantile shall terminate the employment of Executive or materially breach this Agreement in any other way prior to a Change of Control during the Employment Period, other than a Permitted Mercantile Termination or other than as a result of a Performance
Event:

                        (i) Mercantile will continue the life insurance and comprehensive group medical and dental benefits provided Executive and his dependents pursuant to this Agreement for the Termination Payment Period (or until Executive secures alternative employment providing comparable coverage, if sooner) at the level then in effect, or will provide Executive with a cash payment in the amount necessary for Executive to purchase equivalent insurance; and

                        (ii) Mercantile will pay to Executive a lump sum in cash within 30 days after the date of termination an amount equal to the Accrued Obligations; and

                        (iii) Mercantile will pay to Executive each month during the Termination Payment Period an amount equal to the sum of one-twelfth of Executive's Annual Base Salary at the rate in effect at the date of termination, plus one-twelfth of an amount equal to the greater of
(1) the Annual Bonus paid or payable, including by reason of any deferral, to Executive by Mercantile for the fiscal year immediately preceding the fiscal year in which Executive's employment is terminated hereunder and (2) the average annualized Annual Bonus paid or payable, including by reason or any deferral, to Executive by Mercantile in respect of the three most recent full fiscal years immediately preceding the fiscal year in which Executive's employment is terminated hereunder.

                  (c) In the event that Mercantile shall terminate the employment of Executive, other than a Permitted Mercantile Termination, or materially breach this Agreement in any other way either following a Change of Control, or prior to a Change of Control if it is reasonably demonstrated by Executive that such termination or breach was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control, or in the event of a Permitted Executive Resignation following a Change of Control:

                        (i) Mercantile will pay to Executive a lump sum in cash within 30 days after the date of termination the amount equal to the sum of (1) Executive's Annual Base Salary through the date of termination to the extent not theretofore paid, and (2) the product of (x) the Highest Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, and (3) the Special Bonus, if due to Executive pursuant to
Section 3(e), to the extent not theretofore paid, and (4) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; and

                        (ii) Mercantile will pay to Executive a lump sum in cash within 30 days after the date of termination the amount (such amount shall be hereinafter referred to as the "Severance Amount") equal to the greater of (1) the product of (x) the number of months remaining in the Employment Period on the date of termination, divided by twelve, and (y) the sum of (i) Executive's then effective Annual Base Salary and (ii) the Highest Annual Bonus; provided, however, that if the Special Bonus has not been paid to Executive, such lump sum amount shall be increased by the amount of the Special Bonus unless the termination of Executive's employment results from a Permitted Executive Resignation within 12 months of a Change of Control and
(2) the product of (x) two, and (y) the sum of (1) Executive's then effective Annual Base Salary and (2) the Highest Annual Bonus, plus the amount of the Special Bonus unless the termination of Executive's employment results from a Permitted Executive Resignation within 12 months of a Change of Control; and, provided further, that the lump sum amount due Executive hereunder shall be reduced by the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code) of any other amount of severance relating to salary or bonus continuation paid to Executive as a result of the termination of the employment of Executive pursuant to any severance plan, policy or arrangement of Mercantile as a result of the termination of employment of Executive; and

                        (iii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, Mercantile will continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b) (other than qualified and supplemental retirement plans, programs, practices and policies which are specifically provided for in Sections 6(d)(i) and 6(d)(ii) hereof) as if Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of Mercantile and its affiliated companies as those provided generally to the other most senior executive officers and their families during the 90-day period immediately preceding the Change of Control or, if more favorable to Executive, as those provided generally at any time after the Change of Control to the other most senior executive officers of Mercantile and its affiliated companies and their families; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as "Welfare Benefit Continuation"). For purposes of determining eligibility of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; and

                        (iv) to the extent not theretofore paid or provided, Mercantile will timely pay or provide to Executive and/or Executive's family any other amounts or benefits required to be paid or provided or which Executive and/or Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of Mercantile and its affiliated companies as those provided generally to the other most senior executive officers and their families during the 90-day period immediately preceding the Change of Control or, if more favorable to Executive, as those provided generally after the Change of Control to the other most senior executive officers of Mercantile and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                  (d) In addition to the benefits and payments provided in paragraphs 6(a), 6(b) or 6(c) hereof, Executive will have the following additional rights upon the occurrence of any of the events described in paragraphs 6(a), 6(b) or 6(c) hereof:

                        (i) Executive will be entitled to his accrued benefits under Mercantile's Horizon Investment and Savings Plan and Supplemental Savings Plan in accordance with the terms of such plans;

                        (ii)  Executive shall receive credit for twenty-eight
(28) years of Benefit Service (as defined in the Retirement Plan), regardless of the number of years of Benefit Service which he may otherwise have accrued under the terms of the Retirement Plan or the SERP. The benefit calculated under the SERP shall be based upon the assumption that Executive remained employed until October 31, 2004, and received for each calendar year, beginning with the calendar year in which the termination occurs, compensation in an amount equal to the Annual Base Salary and Highest Annual Bonus of Executive in effect during the year in which the termination occurs (determined as if no Change of Control occurred and Executive had remained employed by Mercantile for such year in its entirety). The benefit payable under the SERP shall be offset only by benefits (or the present value of benefits) payable under the Retirement Plan (the amount of such benefit shall be hereinafter referred to as the "Supplemental Retirement Amount"). The benefit calculated under the SERP and the aforesaid offset thereto shall be actuarially computed on the basis of the actuarial assumptions utilized with respect to the Retirement Plan and the SERP during the 90-day period immediately preceding the date of termination of Executive's employment pursuant to paragraphs 6(a), 6(b) or 6(c) hereof.

                        Mercantile will pay to Executive the Supplemental Retirement Amount in a lump sum cash payment within thirty (30) days after termination of employment or, at the written election of Executive received not later than December 1st of the year immediately preceding the date of termination of employment, in a manner as follows:

                              (1)  in two (2) equal installments, commencing
on or before the thirtieth day following termination and ending on the first anniversary date thereof; or

                              (2)  in equal annual installments over such
number of years (not less than three and not more than ten), commencing on or before the thirtieth day following termination and continuing thereafter on each anniversary date thereof for the period designated by Executive; or

                              (3)  in equal monthly installments over such
number of months (not less than twelve (12) and not more than one hundred twenty (120)), commencing on or before the thirtieth day following termination and continuing on the same day of each month thereafter for the period designated by Executive.

                        (iii) To the extent not otherwise provided for under the terms of Mercantile's stock options and shares of restricted stock and other stock-based grants (including, without limitation, restricted performance units) awarded to Executive, all such stock options shall become fully exercisable as of the date of termination and, except for "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code granted prior to the date hereof, shall remain fully exercisable for six months following the


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

date of termination and all restrictions on such restricted stock and other stock-based grants shall lapse upon the date of termination. Incentive stock options awarded to Executive shall be exercisable in accordance with the terms of the agreement applicable to such options.

                  (e) (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Mercantile to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6(e) (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                        (ii) Subject to the provisions of Section 6(e)(iii), all determinations required to be made under this Section 6(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm then serving as Mercantile's independent auditors (the "Accounting Firm") which shall provide detailed supporting calculations both to Mercantile and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Mercantile. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Mercantile. Any Gross-Up Payment, as determined pursuant to this Section 6(d), shall be paid by Mercantile to Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable Federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Mercantile and Executive. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Mercantile should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Mercantile exhausts its remedies pursuant to
Section 6(e)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and


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

any such Underpayment shall be promptly paid by Mercantile to and for the benefit of Executive, together with any interest and/or penalties that may be due as a result thereof.

                        (iii) Executive shall notify Mercantile in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Mercantile of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise Mercantile of the nature of such claim and the date on which such claim is required to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to Mercantile (or such shorter period ending on the date that such payment of taxes with respect to such claim is due). If Mercantile notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                              (1)  give Mercantile any information reasonably
requested by Mercantile relating to such claim;

                              (2)  take such action in connection with
contesting such claim as Mercantile shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Mercantile;

                              (3)  cooperate with Mercantile in good faith in
order effectively to contest such claim; and

                              (4)  permit Mercantile to participate in any
proceedings relating to such claim;

provided, however, that Mercantile shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with resect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(e)(iii), Mercantile shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Mercantile shall determine; provided, however, that if Mercantile directs Executive to pay such claim and sue for a refund, Mercantile shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance;


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

and, further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Mercantile's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                        (iv) If, after the receipt by Executive of an amount advanced by Mercantile pursuant to Section 6(e)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Mercantile's complying with the requirements of Section 6(e)(iii) promptly pay to Mercantile the amount of such refund (together with any interest paid or created thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Mercantile pursuant to
Section 6(e)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Mercantile does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (f) The payments provided for in this Section 6 are in addition to all benefits or amounts payable under other agreements between Executive and Mercantile and other plans or programs in effect at the time of termination of Executive's employment hereunder to which Executive is then entitled as an employee of Mercantile and its Subsidiaries. Executive shall not be required to mitigate the amount of any payment provided for in this
Section 6 by seeking employment or otherwise.

            7.    COMPENSATION IN EVENT OF DEATH OR PERMANENT DISABILITY.
                  -------------------------------------------------------
(a) In the event that the Employment Period is terminated prior to a Change of Control because of death or the Permanent Disability of Executive, Executive or Executive's estate and beneficiaries shall be entitled to all payments and benefits in accordance with the regular policies of Mercantile in force at such time for such events with respect to its most senior executive officers but not less than that provided under the regular policies of Mercantile with respect thereto in force on the date hereof.

                  (b) In the event that the Employment Period is terminated after a Change of Control because of death or the Permanent Disability of Executive, Executive or Executive's estate and beneficiaries shall be entitled to (i) payment of Accrued Obligations (which shall be paid in a lump sum in cash within 30 days of the date of termination) and payment of or provision for the Welfare Benefit Continuation and Other Benefits (excluding in each case, Death Benefits or Disability Benefits (as defined below)) and
(ii) payment of an amount (in a lump sum in cash within 30 days of the date of termination) equal to the greater of (A) the sum of the Severance Amount and the Supplemental Retirement Amount and (B) the present value (determined as provided in Section 280G(d)(4) of the Internal Revenue Code) of any cash amount to be received by Executive or Executive's family as a death or disability benefit pursuant to the terms of any plan, policy or arrangement of Mercantile and its affiliated


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

companies, but not including any proceeds of any life or disability insurance covering Executive to the extent paid for directly or on a contributory basis by Executive (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be referred to as the "Death Benefits" or the "Disability Benefits" as the case may be).

            8.    NON-COMPETITION AGREEMENT. Executive agrees that,
                  --------------------------
during the actual term of Executive's employment hereunder and for a period of one (1) year following the date on which Executive's employment hereunder is actually terminated, Executive will not, without the written consent of Mercantile, engage in any business of, or enter the employ of, or have any interest in, directly or indirectly, any other person, firm, corporation or other entity engaged in commercial banking with an office or facility in either the State of Missouri or Illinois (other than in the Chicago metropolitan area), provided, however, that Executive may engage in commercial banking with any entity so long as its principal office and Executive's office and domicile are not located in either the State of Missouri or Illinois (other than in the Chicago metropolitan area). Nothing herein shall restrict Executive from owning 2% or less of the outstanding securities of any corporation or other entity whose securities are listed on any national securities exchange or traded over-the-counter, if Executive has no other connection or relationship with the issuer of such securities.

            9.    REMEDIES. Executive acknowledges that damages at law
                  ---------
will not adequately compensate Mercantile for any breach by Executive of the provisions of Section 8 hereof and that Mercantile shall be entitled to equitable remedies (including, but not limited to, injunctive relief) in case of any breach, or to prevent a breach, by Executive of the provisions of
Section 9 of this Agreement.

            10.   NON-WAIVER OF RIGHTS. The failure of any party to
                  ---------------------
enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

            11.   INVALIDITY OF PROVISIONS. The invalidity or
                  -------------------------
unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

            12.   ASSIGNMENT. This Agreement shall be freely assignable
                  -----------
by Mercantile and shall inure to the benefit of, and be binding upon Mercantile, its successors and assigns; but, being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive.

                  Mercantile will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Mercantile to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Mercantile would be required to perform it if no such succession had taken place. As used in this Agreement, Mercantile shall mean Mercantile as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            13.   GOVERNING LAW. This Agreement shall be interpreted in
                  --------------
accordance with and governed by the laws of the State of Missouri.

            14.   AMENDMENTS. No modification, amendment or waiver of any
                  -----------
of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto.

            15.   NOTICES. Any notice to be given by either party
                  --------
hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows:

                  To Mercantile:    Mercantile Bancorporation Inc.
                                    P. O. Box 524
                                    St. Louis, Missouri  63166

and to Executive at his address as it appears on the payroll records of Mercantile, or to such other address as may have been furnished by either party to the other party by written notice.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written in the City of St. Louis, State of Missouri.


                                          MERCANTILE BANCORPORATION INC.


                                          By:   /s/ Jon P. Pierce
                                              --------------------------------
                                                Jon P. Pierce
                                                Executive Vice President -
                                                Human Resources


                                          EXECUTIVE


                                              /s/ Thomas H. Jacobsen
                                          ------------------------------------
                                                Thomas H. Jacobsen



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